EXHIBIT 10.1
May 12, 2009
James J. Schiro
Zurich Financial Services
Mythenquai 2
8022 Zurich
Switzerland
Dear James:
We are all very pleased that you have become a member of our Board of Directors as of May 8, 2009.
This letter sets forth the terms of your compensation as a non-management director for fiscal 2009, which terms will remain in effect unless and until modified by the Board.
1. Prorated Fiscal 2009 Compensation. Your prorated fiscal 2009 compensation is as follows:

Fiscal 2009 Annual Retainer:	$50,000 (prorated from $75,000, to be converted into fully vested restricted stock units[1] (“RSUs”))

Fiscal 2009 Annual Grant:	The Annual Grant amount will be determined by the Board at the end of the fiscal year. In the first year, we typically make the Annual Grant in RSUs. Thereafter, the Annual Grant typically is paid in RSUs, fully vested options, or a combination of RSUs and fully vested options at each director’s prior year election.

[1]	A restricted stock unit constitutes an unfunded, unsecured promise to deliver a share of The Goldman Sachs Group, Inc. (“GS Inc.”) common stock on a predetermined date.

James J. Schiro
May 12, 2009
Page Two
2. Terms of RSUs. The number of RSUs granted to you for fiscal 2009 will be calculated using the same method as that used for determining grants to employees for fiscal 2009 year-end RSUs. All RSUs granted as non-management director compensation currently provide for delivery of GS Inc. shares on the last business day of May in the calendar year following the calendar year in which a director ceases to be a director of GS Inc.
3. Timing of Awards. The Annual Grant and Annual Retainer awards will be granted to you on the same date as fiscal year-end equity awards for fiscal 2009 are granted to employees of GS Inc. and its affiliates who are subject to Section 16 of the U.S. Securities Exchange Act of 1934.
Sincerely,

/s/ Lloyd C. Blankfein

Lloyd C. Blankfein